Exhibit 99.1

 Image Entertainment and the Criterion Collection Sign New Multi Year
     Exclusive Home Video Distribution Agreement for North America

     Image's Exclusive Distribution Term Extended Through Mid-2013


    CHATSWORTH, Calif.--(BUSINESS WIRE)--Nov. 8, 2007--Image Entertainment, Inc. (NASDAQ:DISK), a leading independent licensee, producer and distributor of feature films and entertainment programming in North America, today announced the signing of a new exclusive home video distribution agreement for North America with the Criterion Collection, extending the term through July 31, 2013. This agreement replaces the existing exclusive distribution agreement dated August 1, 2005.

    The agreement provides Image with exclusive distribution rights to all programming produced and released by Criterion for all video formats, including kiosk-based DVD-burning initiatives. Criterion retains broadcast and digital rights, although Image and Criterion have agreed to cooperate on sales efforts in those formats.

    David Borshell, Image's Chief Operating Officer, stated, "Image and Criterion have been business partners for nearly 20 years and they are a cornerstone of our distributed programming. We remain dedicated to supporting Criterion's unmatched DVD productions and their desire of providing cineastes with the ultimate home video experience."

    Criterion's CEO, Jonathan Turell, said, "We're very happy with our longstanding distribution relationship with Image and thrilled to have solidified it for many years to come. Image represents us very well, and they have a fantastic team of people committed to our mutual success, and for that we thank them."

    The Criterion Collection is dedicated to gathering the greatest films from around the world and publishing them in DVD "special editions" that offer the highest picture and audio quality and award-winning original supplements including interviews with producers, directors and talent, behind the scenes footage, documentaries, featurettes and more. The Criterion Collection contains film classics like Akira Kurosawa's Seven Samurai and Ingmar Bergman's The Seventh Seal as well as Frederico Fellini's 8 1/2 , Carol Reed's The Third man, David Mamet's House of Games, Terrence Malick's Days of Heaven and Terry Gilliam's Fear and Loathing in Las Vegas.

    In March 2007, Criterion introduced Eclipse, a selection of lost, forgotten, or overshadowed classic films in simple, affordable box set editions. Each release is a brief cinematheque retrospective for the adventurous home viewer. The Eclipse line includes titles such as the Early Bergman box set, a collection of 1940's films from one of the great masters of cinema, Ingmar Bergman, The Documentaries of Louis Malle, a collection of sought-after Malle documentaries, and the upcoming release entitled Postwar Kurosawa, a collection of dramas from renowned director Akira Kurosawa.

    The Criterion Collection currently contains approximately 350 active DVD titles while Eclipse contains approximately 10 active DVD titles. The Criterion Collection releases 3-4 new titles each month and Eclipse releases 2-3 new series each quarter.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of feature films and entertainment programming in North America, with approximately 3,000 exclusive DVD titles and approximately 250 exclusive CD titles in domestic release and approximately 450 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 250 audio programs containing more than 4,000 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    CONTACT: Image Entertainment, Inc.
             Steven DeMille, 818-407-9100 ext. 213
             sdemille@image-entertainment.com